Exhibit 99.1

VSB Bancorp, Inc.
Third Quarter 2010 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —October 12, 2010. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $506,861 for the third quarter of 2010, an increase of $32,392, or 6.8%, from the third quarter of 2009. The following unaudited figures were released today. Pre-tax income was $934,390 in the third quarter of 2010, compared to $881,222, an increase of $53,168, or 6.0%, from the third quarter of 2009. Net income for the quarter was $506,861, or basic income of $0.28 per common share, compared to net income of $474,469, or $0.26 basic income per common share, for the quarter ended September 30, 2009.

The $32,392 increase in net income for the third quarter of 2010 was due to a decrease in the provision for loan loss of $60,000, an increase in net interest income of $39,588, and an increase in non-interest income of $38,791, partially offset by an increase in non-interest expense of $85,211 and an increase in income tax expense of $20,776. Although the provision for loan loss declined, our allowance for loan losses represented 1.57% of total loans at September 30, 2010, compared to 1.35% at December 31, 2009 and 1.40% at September 30, 2009.

The $39,588 increase in net interest income for the third quarter of 2010 occurred primarily because our cost of funds decreased by $65,513, while our interest income decreased by $25,925. The decline in interest income resulted from a $163,112 decrease in income from investment securities, due to a 51 basis point decrease in yield, coupled with a $1.5 million decrease in average balance between the periods. The decrease in interest income from investment securities was partially offset by a $131,677 increase in interest income from loans. The increase in interest income on loans was due to an $8.3 million increase in the average balance of loans, partially offset by a 5 basis point decrease in average yield from the third quarter of 2009 to the third quarter of 2010. Our non-performing loans increased by $4.8 million from year end 2009, contributing to the decrease in our average loan yield. We have entered into modified repayment arrangements with two borrowers whose loans comprise 71% of our non-performing loan balance and those borrowers are paying in accordance with the modified arrangements. We recognize interest income on those loans only when interest is actually paid.

Interest income from other interest earning assets (principally overnight investments) increased by $5,510 due to a $839,877 increase in average balance and a 5 basis point increase in average yield. Overall, average interest-earning assets increased by $7.6 million from the third quarter of 2009 to the third quarter of 2010.

The most significant component of the decrease in interest expense was a $65,741 decrease in interest on time deposits as the average cost declined by 43 basis points due to a continuation of low market interest rates, which have allowed us to renew or replace maturing time deposits at lower costs. Average demand deposits, an interest free source of funds for us to invest, increased by $2.4 million from the third quarter of 2009, representing approximately 32% of average total deposits for the third quarter of 2010. Average interest-bearing deposits increased by $6.9 million, resulting in an overall $9.3 million increase in average total deposits from the third quarter of 2009 to the third quarter of 2010.

The average yield on our interest-earning assets declined by 16 basis points, and our average cost of funds declined by 23 basis points. The reduction in the yield on assets was principally due to the 51 basis point drop in the yield on investment securities, as new securities were purchased at market rates significantly below the rates on securities repaid or matured. The decline in the cost of funds was driven principally by the 43 basis point drop in the cost of time deposits.

Our interest rate margin decreased by 3 basis points from 3.98% to 3.95% when comparing the third quarter of 2010 to the same quarter in 2009, while our interest rate spread increased by 7 basis points to 3.69% from 3.62%. Our interest rate spread increased because the drop in the yield on our interest earning assets was smaller than the reduction in the cost of funds, due primarily to the $8.3 million increase in our loans, our highest yielding asset. The margin decreased because it reflects the effect of non-interest bearing funding sources such as checking accounts and capital, which are less valuable in lower interest rate environments because they fund interest-earning assets with lower average yields. The interest rate floors on our loans have helped to stabilize interest income from the loan portfolio, but these floors also have the effect of limiting increases in our income as market rates increase until the prime rate rises above 6%. Non-interest income increased by $38,791 to $635,875 in the third quarter of 2010 compared to the same quarter in 2009.

Comparing the third quarter of 2010 with the same quarter in 2009, non-interest expense increased by $85,211. This increase was due to a $98,027 increase in salaries and benefits as a result of new hires, higher benefit costs and normal raises for existing employees, partially offset by a $14,247 decrease in occupancy expenses due to the retirement of certain fixed assets.

For the first nine months of 2010, pre-tax income increased to $2,583,447 compared to $2,427,087 for the first nine months of 2009, an increase of $156,360, or 6.4%. Net income for the nine months ended September 30, 2010 was $1,401,459, or basic net income of $0.79 per common share, as compared to a net income of $1,306,817, or basic net income of $0.72 per common share, for the nine months ended September 30, 2009. The $94,642 growth in net income for the nine months ended September 30, 2010 was attributable principally to a $325,000 reduction in the provision for loan losses, partially offset by a $237,131 increase in non-interest expenses. The increase in non-interest expense was due primarily to a $228,557 increase in salaries and benefits as a result of new hires, higher benefit costs and normal raises, a $48,564 increase in legal expenses due to higher collection costs and a $25,000 increase in FDIC and New York State Banking Department assessments. Income tax expense increased $61,718 due to the $156,360 increase in pre-tax income. These increases were partially offset by a $41,174 decrease in occupancy expenses due to the retirement of certain fixed assets. The net interest margin decreased by 22 basis points to 4.01% for the nine months ended September 2010 from 4.23% in the same period in 2009. Average interest earning assets for the nine months ended September 30, 2010, increased $14.2 million, or 6.5%, from the same period in 2009.

Total assets increased to $242.7 million at September 30, 2010, an increase of $5.7 million, or 2.4%, from December 31, 2009. The significant component of this increase was an $8.5 million increase in cash and other liquid assets, partially offset by a $2.1 million decline in investment securities. Total deposits, including escrow deposits, increased to $213.7 million, an increase of $2.8 million, or 1.3%. We had increases of $4.0 million in NOW accounts, $797,600 in time and jumbo time deposits and $211,767 in savings deposits. These increases were partially offset by a $2.3 million decrease in money market deposits from year end 2009. The Bancorp’s Tier 1 capital ratio was 9.98% at September 30, 2010.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “We were able to increase our net income from the prior quarter and from the third quarter of 2009 despite the stagnant economy and other adverse conditions. The low interest rate environment creates yield challenges for our investment opportunities and we have decided to increase our liquidity position to act as a buffer for an eventual rise in interest rates. Net interest income pressure is likely to increase when interest rates begin to rise, as our investment portfolio is fixed and our prime based loan portfolio will behave as a fixed rate portfolio until the prime rate exceeds 6%.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “We continue to grow our capital base through earnings, increasing our book value per share to $14.38. This organic growth provides us with the ability to pay our twelfth consecutive dividend to our stockholders. Our ROA of 0.82% and our ROE of 7.54% for the third quarter of 2010 compares favorably to our peers. Our strength is an outgrowth of our philosophy, to deliver the highest quality personal service to the professionals and business owners on Staten Island.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $26.5 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
September 30, 2010
(unaudited)

	September 30,	December 31,
	2010	2009
Assets:

Cash and cash equivalents	$48,172,249	$39,716,919
Investment securities, available for sale	111,825,511	113,912,404
Loans receivable	78,991,268	78,834,156
Allowance for loan loss	(1,246,245)	(1,063,454)
Loans receivable, net	77,745,023	77,770,702
Bank premises and equipment, net	2,815,726	3,204,063
Accrued interest receivable	613,366	722,228
Other assets	1,485,615	1,673,556
Total assets	$242,657,490	$236,999,872

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$70,380,356	$70,372,448
NOW	36,535,651	32,501,930
Money market	25,787,453	28,124,315
Savings	15,213,703	15,001,936
Time	65,466,728	64,669,128
Total Deposits	213,383,891	210,669,757
Escrow deposits	355,811	316,329
Accounts payable and accrued expenses	2,450,261	1,529,837
Total liabilities	216,189,963	212,515,923

Stockholders’ equity:
Common stock, ($.0001 par value, 3,000,000 shares authorized, 1,989,509 issued, 1,840,200 outstanding at September 30, 2010 and 1,945,134 issued, 1,762,191 outstanding at December 31, 2009)	199	195
Additional paid in capital	9,211,286	9,317,719
Retained earnings	17,192,444	16,112,741
Treasury stock, at cost (149,309 shares at September 30, 2010 and 182,943 at December 31, 2009)	(1,466,575)	(1,840,249)
Unearned ESOP shares	(605,863)	(732,672)
Accumulated other comprehensive gain, net of taxes of $1,801,357 and $1,371,416, respectively	2,136,036	1,626,215

Total stockholders’ equity	26,467,527	24,483,949

Total liabilities and stockholders’ equity	$242,657,490	$236,999,872

VSB Bancorp, Inc.
Consolidated Statements of Operations
September 30, 2010
(unaudited)

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
Interest and dividend income:
Loans receivable	$1,492,206	$1,360,529	$4,333,693	$4,014,424
Investment securities	1,089,101	1,252,213	3,375,355	3,949,499
Other interest earning assets	16,709	11,199	39,599	21,633
Total interest income	2,598,016	2,623,941	7,748,647	7,985,556

Interest expense:
NOW	42,915	37,685	123,515	100,458
Money market	58,250	63,044	183,754	186,499
Savings	11,978	12,186	35,567	38,507
Time	136,333	202,074	444,343	733,391
Total interest expense	249,476	314,989	787,179	1,058,855

Net interest income	2,348,540	2,308,952	6,961,468	6,926,701
Provision for loan loss	15,000	75,000	125,000	450,000
Net interest income after provision for loan loss	2,333,540	2,233,952	6,836,468	6,476,701
Non-interest income:
Loan fees	18,383	19,359	37,238	69,883
Service charges on deposits	559,728	528,203	1,651,448	1,612,252
Net rental income	14,950	13,965	41,199	38,049
Other income	42,814	35,557	129,175	105,152
Total non-interest income	635,875	597,084	1,859,060	1,825,336

Non-interest expenses:
Salaries and benefits	1,018,505	920,478	2,972,763	2,744,206
Occupancy expenses	358,718	372,965	1,084,114	1,125,288
Legal expense	53,443	47,164	230,224	181,660
Professional fees	68,000	78,000	194,850	230,500
Computer expense	66,020	70,046	198,572	207,742
Director fees	59,475	55,500	179,000	167,275
FDIC and NYSBD assessments	105,000	102,000	304,000	279,000
Other expenses	305,864	303,661	948,558	939,279
Total non-interest expenses	2,035,025	1,949,814	6,112,081	5,874,950

Income before income taxes	934,390	881,222	2,583,447	2,427,087

Provision (benefit) for income taxes:
Current	453,982	407,432	1,241,092	1,283,635
Deferred	(26,453)	(679)	(59,104)	(163,365)
Total provision for income taxes	427,529	406,753	1,181,988	1,120,270

Net income	$506,861	$474,469	$1,401,459	$1,306,817

Basic income per common share	$0.28	$0.26	$0.79	$0.72

Diluted net income per share	$0.28	$0.25	$0.79	$0.72

Book value per common share	$14.38	$13.69	$14.38	$13.69